Exhibit 99.2
AMENDMENT NO. 1
          THIS AMENDMENT NO. 1 (the “Amendment”) to the SEPARATION AGREEMENT AND GENERAL RELEASE dated October 16, 2006 made by and between KLA-Tencor Corporation (the “Company”), and Kenneth Levy, (hereinafter “Executive”) shall be effective as of October 16, 2006 (the “Effective Date”).
          WHEREAS, the Executive is currently a party to the Separation Agreement and General Release with the Company dated October 16, 2006 (the “Agreement”);
          WHEREAS, the Company and the Executive desire to amend the terms and conditions of the Agreement to conform those terms to the applicable requirements of Section 409A of the Internal Revenue Code;
          NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree as follows:
          Section I of the Agreement is hereby deleted in its entirety and replaced with the following new section:
          Provided you do not exercise your right of revocation after your execution of this Agreement and provided all applicable conditions of this Agreement are met, you will be paid a lump sum amount equal to $37,500, which is 25% of your current base salary ($150,000 per year), less required deductions on April 17, 2007 (six months after the date of your separation from service with the Company) or as soon as practicable thereafter. Should you die before April 17, 2007, the payment will be made to your estate within 30 days after your death. Payment will be made to you in accordance with KLA’s normal payroll practices for salaried employees. With the exception of the payment of your remaining salary due through the date of your retirement and the reimbursements described in the next paragraph, you will not be eligible for any additional payment under any other agreement or any severance or other plan, policy or program.
          On or about seven (7) calendar days after the execution of this Agreement, provided you do not exercise your right of revocation and provided all applicable conditions of this Agreement are met, you will be entitled to receive the following until you reach age 70: (a) reimbursement for the costs of an executive office (not on Company premises) and related amenities, provided that such reimbursement will not exceed $50,000 per year; and (b) full-time services of your current administrative assistant (or her replacement), who will be an employee of the Company, provided that the fully-loaded cost for such assistant does not exceed $100,000 per year. Notwithstanding the foregoing, any costs you incur for your executive office for the period beginning on October 16, 2006 and ending on April 16, 2007 (the “409A Period”) will not be reimbursed to you until April 17, 2007 or as soon as practicable thereafter. In addition, during the 409A Period, you will reimburse the Company on a monthly basis beginning November 16, 2006 and ending April 16, 2007 for the cost of providing you with the services of your current administrative assistant (or her replacement), and, for any period of time during the 409A Period you maintain an executive office on Company premises rather than offsite, for the costs of the executive office on Company premises. However, on April 17, 2007 or as soon as practicable thereafter, you will receive a lump sum payment in the amount of those reimbursements made to the Company. Should you die before April 17, 2007, any reimbursements or payments due you under this paragraph will be made to your estate within 30 days after your death.
          Except for the foregoing amendment to the Agreement, no other terms or conditions of your Agreement have been modified as a result of this Amendment, and those other terms and conditions will continue in full force and effect.
          This amendment does not restart the 21 day consideration period in the Agreement and is effective when you sign it.
          Please attach a copy of this Amendment to your Agreement so that you will have a complete record of all the terms applicable to your employment with the Company.

KLA-TENCOR CORPORATION

By:	/s/ Jeffrey Hall

Title:	Chief Financial Officer

KENNETH LEVY, EXECUTIVE

/s/ Kenneth Levy

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